Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Research Solutions, Inc. and Subsidiaries on Form S-8 (File Nos. 333-169823, 333-185059, 333-200656, 333-214824, 333-221963, 333-235261, 333-250799 and 333-261275), Form S-3 (File Nos: 333-276240 and 333-284847), and Form S-1 (File No. 333-212649) of our report dated September 19, 2025, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of and for the year ended June 30, 2025 appearing in this Annual Report on Form 10-K of Research Solutions, Inc. and Subsidiaries for the year ended June 30, 2025.

Wipfli LLP

Radnor, Pennsylvania

September 19, 2025